Exhibit 99.2

Accelerate Diagnostics, Inc.
2020 Q2 Earnings Conference Call
Thursday, August 6, 2020, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jack Phillips - President, Chief Executive Officer Steve Reichling - Chief Financial Officer Laura Pierson - Investor Relations

Accelerate Diagnostics, Inc.

Thursday, August 06, 2020, 4:30 PM Eastern

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PRESENTATION

Operator

Good day and welcome to the Accelerate Diagnostics 2020 Second Quarter Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing "*" then "0" on your telephone keypad. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on your telephone keypad, to withdraw your question, please press "*" then "2." Please note this event is being recorded.

I would now like to turn the conference over to Laura Pierson. Please go ahead.

Laura Pierson

Before we begin, it is important to share that information presented during this call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements include projections, statements about our future and those that are not historical facts. All forward-looking statements that are made during this conference call are subject to risks, uncertainties and other factors that could cause our actual results to differ materially. These are discussed in greater detail in our annual report on Form 10-K for the year ended December 31, 2019, and other reports we file with the SEC.

It is my pleasure to now introduce the company's President and CEO, Jack Phillips.

Jack Phillips

Thank you, Laura. Good afternoon, everyone, and welcome to our second quarter 2020 earnings call. On today’s call, we will review our second quarter results, discuss the impacts of the pandemic on the business, along with the progress we’ve made in mitigating financial impact, and finally describe our new product strategy.

Before I discuss the second quarter, I wanted to convey that our global Accelerate teams are safe and remaining productive. While cases surge across the US, including in Arizona, where most of our employees live and work, the actions we’ve taken to ensure safety and continuity continue to enable the service of our customers and advancement of our business priorities. I would like to express a heartfelt thank you to our entire team for their hard work during this difficult time.

In the second quarter, we recorded revenue of $2.1 million, contributing to 22% growth year-to-date. Utilization within our existing base of live Pheno instruments continues to prove durable during the second quarter. After a dip in April and May, we saw kit ordering patterns rebound to normal run rates in June. While it is difficult to predict whether recent surges in COVID-19 cases will impact our annuity in the upcoming quarters, we are encouraged by the resiliency of our current book of business against the backdrop of an overall diagnostic industry that is down significantly year-to-date.

Limited hospital access and competing pandemic-related priorities continue to impact new contracts in go-lives and few additions were made in these areas during the quarter. However, after months of nearly no sales calls and limited go-live activity, we have seen material increases in these activities in June and July. Despite these external disruptions, our internal R&D and business development teams have made considerable progress over the past several months, and we’re thrilled that their hard work has led to our announcement today that we are adding several new products to our portfolio as part of a new product strategy.

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Before providing additional details on these exciting new launches and further insights into our operational results for the quarter, I would like to hand it over to Steve to review our second quarter financial results. Steve?

Steve Reichling

Thank you, Jack, and good afternoon everyone. Net sales were $2.1 million in the second quarter and $4.4 million year-to-date. This compares to $1.8 million and $3.6 million from the same period in 2019. This represents 22% year-to-date growth. Nearly all of year-to-date’s revenue and year-over-year growth was a result of higher consumable sales driven by an increase in the number of live customers.

Cost to goods sold were $1.2 million in the second quarter and $2.5 million year-to-date, resulting in gross margins of 45% in both periods. This compares the cost of goods sold of $907,000 and $1.8 million or gross margins of 50% and 49% respectively from the same period in 2019. The decline in gross margins year-over-year resulted from under-absorbed manufacturing capacity. This was somewhat offset by lower fixed cost per unit derived from higher production volumes.

Selling, general and administrative expenses were $11.3 million for the second quarter and $24.3 million year-to-date compared to $12.8 million and $25.6 million from the same period in 2019. This decrease is the result of reduction in sales and marketing-related discretionary spend on expenses such as travel.

Research and development costs were $5.3 million for the second quarter and $11.2 million year-to-date, compared to $6.1 million and $13.1 million from the same period in 2019. This reduction was a result of increased efficiencies and lower external study spend.

Our net loss was $19.2 million for the second quarter and $40.5 million year-to-date, resulting in net losses per share of $0.35 and $0.74 respectively. Net losses for the second quarter and year-to-date included the impact of non-cash stock based compensation expense in the amount of $3.4 million and $7.6 million respectively. Net cash used was $8.1 million for the quarter.

The company ended the quarter with cash and investments of $88.7 million. In the first quarter we began implementing a plan to conserve cash to weather the financial effects of the pandemic, without impacting key innovation and commercial priorities.

In the second quarter, this plan had a considerable positive impact on our cash burn rate. Through a combination of natural spend reductions in areas like working capital, and targeted cost reduction initiatives, we believe we have set a course to end the year favorably as compared to our original net cash burn expectations of $49 million.

I will now hand it back to Jack to further review our first quarter results in greater detail. Jack?

Jack Phillips

Thanks Steve. I will begin by reviewing U.S. Commercial results followed by updates on our international business, and lastly, we'll review our new product strategy including an update on our COVID-19 serology testing opportunity.

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Turning first to our U.S. commercial results, we had one new contract for six instruments added during the quarter. This slowness was the result of hospital access being halted in March, which persisted through May as labs shifted resources to on-boarding COVID testing. In June, as hospitals reopened, we saw a meaningful increase in sales call activity across most U.S. sales territories.

Our funnel of prospective customers remains sizeable, however, our conversations with many hospital decision makers indicate that delays in progressing contracts are likely to persist through the year. We anticipate that our new product strategy including the impending approval and launch of our COVID serology platform will improve this dynamic and we will discuss this further in detail later in the call.

We brought four instruments live during the quarter and one new customer site and ended the quarter with 201 revenue-generating instruments. In March nearly all of our go-lives were put on hold. This dynamic improved in June and now approximately 40% of these customers are again active and progressing.

Over the past several weeks, in light of the ongoing pandemic-related impacts faced by healthcare institutions, we sought confirmation from all pending sites of their intent to proceed with the implementation process.

During the course of these conversations, we concluded that there are 24 instruments across five customer sites that will not be proceeding with go-lives in the foreseeable future, including one multi site I-Chen consisting of 13 instruments. These delays are all due to pandemic-related disruptions to either budgets, staffing or both and there are no timelines as to when the implementations will resume. Therefore, we have elected to remove these sites from our contracted backlog figures.

Accordingly, we have 213 instruments in the process of being implemented at customer sites and not yet generating revenue, all of which have now reaffirmed their commitment to resume implementations in the near term. While it remains unclear whether recent closures will again slower go-lives progress, early Q3 activity has picked up and we anticipate a number of instruments at the final stages of the process are likely to go-live in the third quarter.

One such hospital is Rochester General Hospital, which recently went live after improving conditions in the Greater New York area permitted an efficient implementation. This site is an anchor to five hospitals and a good example of our regional influencer strategy in action.

Pheno has demonstrated clear length of stay reductions, which translates into improved ICU bed utilization. With this in mind, we recently launched a campaign to educate healthcare professionals on how Pheno’s rapid ID/AST delivers proven length of stay outcomes resulting in these benefits.

This campaign highlights one of our longest running customers, which estimates that it saves over 800 ICU bed days annually through its implementation of Pheno. Managing ICU bed shortages is an increasingly important issue during the pandemic as more and more states reach hospital capacity limits. Lastly, we have discussed on previous calls, we still expect our ongoing reimbursement initiatives, along with the decision to include rapid AST and CLSI guidelines to conclude within the year.

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Moving now to our international business. Our EMEA team is returning to a state of normalcy after being the first to experience pandemic-related disruptions. However, our access to hospitals remained limited through the second quarter, resulting in no additional contract signings and 2 instrument go-lives in the period. It remains unclear how recent openings through the continent will improve the commercial trajectory in EMEA. Therefore, we continue to expect minimal contributions from the EMEA business in the near term.

On to China, as we discussed in the past, China is a promising market with a significant sepsis challenge, a large population and a government that is focused on healthcare investment. We have now installed 10 Pheno instruments and trained staff at the Beijing government test facility to initiate type testing, the first phase of our clinical trial. Following type testing, we can proceed to our live testing phase of the clinical trial which is anticipated to begin in early 2021.

Now let's turn to our enhanced product strategy which includes new product launches this year in addition to continued emphasis on our Pheno 2.0 program. This new strategy represents an expansion of the innovation goals we set forth at the beginning of 2020 and is expected to increase adoption through an expanded product offering.

First, I want to provide some context as to why I believe this significant change in product strategy will improve the pace of adoption. Then we'll walk through five prongs of this new strategy. The Universal need for rapid ID/AST to help patients with serious infections and to optimize antibiotic utilization is irrefutable. The market opportunity is sizeable and interest remains high.

As more customers have evaluated and implemented our system, they have been providing us with ongoing feedback on their complex and heterogeneous needs for optimized rapid ID/AST solution. Flexibility is essential and they want choices. The Pheno ID menu covers the majority of prevalent organisms of concern with both Gram-positive and Gram-negative bloodstream infections. However, given existing customer solutions for delivering an identification result, our integrated solution can be duplicative.

For example, if a customer made an expensive investment in MALDI to deliver expansive identification results cheaply. They are eager to retain these benefits while improving clinical outcomes through Rapid AST. We have found the interest in the clinical benefits of Pheno AST to be universal. And by giving customers an AST only option, which integrates with current ID workflows, we will improve our rate of adoption.

So today, we are announcing a new suite of products four solutions, one for every customer accounting for every workflow preference in prior investment. First, we will continue to provide our fully integrated Rapid AST test on the Pheno system. Our current customers enjoy workflow advantages from the integrated solution and are seeing significant benefits.

In the second quarter, we saw three-customer study published in peer reviewed journals demonstrating these benefits. For example, in one of the studies, Peninsula Regional Medical Center showed that it has cut both the duration of broad spectrum therapy and hospital length of stay by two days for patients tested on the Pheno system. These are real results, life saving answers that customers are experiencing today. We will continue to market this kit to those customers, who seek a complete rapid ID/AST solution.

Second, we will be launching Pheno AST, an AST-only version of the kit, which accepts electronically or manually and identification result from an existing system, load's the appropriate antibiotic panel, and delivers a rapid AST result. This lower cost and lower price test kit enables customers with existing ID platforms to experience the benefits of Pheno systems rapid AST results.

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Third, we are launching a new workflow automation instrument called PhenoPrep, which automates the front end steps required for certain ID workflows. PhenoPrep was initially born out of a respiratory development program. And we believe we'll have many applications across multiple sample types.

The first application to be launched in the first quarter of 2021, prepared positive blood culture samples for rapid MALDI identification. The PhenoPrep is a razor blade instrument that merges 25 manual workflow steps from positive blood cultures into one walk-away automated device to eliminate a 24-hour incubation step prior to MALDI results.

This automation reduces the inherent opportunity for errors and frees lab staff to perform high value activities. This device when coupled with Pheno AST will deliver a comprehensive ID/AST solution for customers with an existing MALDI system. PhenoPrep leverages a customer's prior investment in MALDI enabling a broader rapid ID workflow from positive blood culture and Pheno AST has the benefits of Rapid AST results.

Fourth, we have also entered into an exclusive product supply and collaboration agreement with SAN Diagnostics to commercialize a bench-top multi-platform. This will allow us to create an entirely new all accelerate workflow by bringing together PhenoPrep MALDI Top, and Pheno ASTs asked for those customers who prefer MALDI for ID but have not purchased a solution yet.

We believe these solutions will ensure maximum adoption of our current solution for the positive blood culture market serving as our anchor in this $4 billion marketplace. From here, we will expand our offerings utility across additional sample types and a broad menu.

The fifth prong of this product strategy is Pheno 2.0. This lower cost and higher throughput system will considerably expand our market through the addition of higher volume, lower acuity samples, like isolates in urine. This program is advancing according to plan and we continue to see promising early results across multiple sample types.

In an effort to focus on the development and launch of this new product strategy, we have decided to pause our respiratory development program. Recent research suggests that pulmonologists during the pandemic are collecting fewer scoped respiratory samples, due to the risk of aspirating virus to other patients and physicians. Accordingly, in the current environment, it would have been very difficult to power our clinical trial and obtain early commercial adoption.

Lastly, an update on our collaboration to commercialize the MS-FAST fully automated chemiluminescence immunoassay analyzer and SARS-COV-2 for the detection of test for the detection of IgG and IgM. We have submitted final responses to the FDA's questions on our emergency use authorization for this device and COVID-related assays. Our review has been complex and lengthy while all of the current approved serology tests are for new COVID test on existing instruments.

We have had to obtain EUA approvals for both COVID test and the MS-FAST instrument. We expect to hear from the FDA in the very near-future on their decision. We continue to be excited about this collaboration agreement and are eager to play a direct role in fighting this pandemic. We are also evaluating additional opportunities like this one to rapidly extend our portfolio of synergistic products.

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In closing, the pandemic has exasperated the problem statement that our mission calls us to solve to deliver life saving answers for patients with serious infections. Recent studies highlight not only the secondary infections are on the rise in COVID patients, but over-prescription of antibiotics is likely to lead to an enduring new wave of antimicrobial resistance and subsequent infection risk for all patients.

The current business disruption is profound. But we are pleased with our progress to reduce spend to help us weather the disruption while simultaneously accelerating our pipeline of new products. Our internal R&D and business development engines are humming and are providing new ways for our sales teams to engage prospective customers. Six months into the job, I remain as bullish on our opportunity as ever and my mission for our future is crystallizing.

As the industry leader in rapid AST, we play a critical role in fighting serious infections for patients around the globe. Grounded in an extraordinary sense of responsibility to our customers and to our patients, we are driven to change the way infectious disease is treated. And as demonstrated by 130 customer’s study and counting that's exactly what we're doing today. The deployment of our transformative product strategy enables us to more efficiently deliver rapid AST to all market segments, representing a major step forward in our mission to redefine the standard of care in microbiology.

I would now be happy to answer any questions from our analysts. Should others on the call have questions not addressed, we would welcome you to send these questions or requests for a follow-up meeting to investors, at axdx.com. Thank you.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press "*" then "1" on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time, you question has been addressed and you would like to withdraw your question, please press "*" then "2". At this time, we will pause momentarily to assemble our roster. First question comes from Steven Mah of Piper Sandler. Please go ahead.

Steven Mah

Hi, thanks operator, and thanks for taking the question, guys. Can you give us a sense for the consumables pull through per instrument, it sounds like it seems to be coming back, but just want to get a kind of a sense of what your kind of go forward consumables quarter assumptions are?

Jack Phillips

Yes, sure. Hi Steven and thanks for the question. Jack Phillips here and I'll let Steve follow up on this well, but now we are very pleased with the consumable pull through in the U.S., that we're seeing. To date, in the U.S. our consumable revenue year-on-year growth is over 60% compared to last year. The revenue per instrument is holding quite strong. And so, our existing base of Pheno customers, while we saw a dip in like April and May, a bit of a dip. June was actually one of the best months, I think it was the best month we had on record, relative to volume. We also confirmed through actually checking in with each one of those customers that this was not any kind of stocking effect that actually the volumes for those customers were actually on par with the order and patterns that we saw. So, the one thing we're very, very thankful for again is our existing customer base hold strong. We continue to service those customers and they continue to order at the same levels that we've been speaking at, which is an annualized revenue of roughly about $45,000 per Pheno. Steve, did you have anything to add?

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Steve Reichling

You covered it all Jack. I think that's good.

Steven Mah

Okay, great. And I know last quarter, you guys had a kind of reallocation strategy in EMEA to kind of redeploy instruments and that had low controllable pull through to high pull through sites? Can you comment on that?

Jack Phillips

Yes, we certainly the emphasis in EMEA was to focus on the increasing the minimal annuity in that geography. A lot of that is rooted in telling the clinical story and doing some of the fundamental things that we're doing in the U.S. and we've seen that work to some effect in places like Italy in Spain where resistance rates are quite high. We did have a handful of returns and redistributions in Q1 and a few more in Q2.

Steven Mah

Okay. Great. Thanks. And then, on the 24 instruments that you guys pulled out of the backlog, will these eventually go back into the backlog of staffing and budgets return to normal or should we think of them as gone?

Jack Phillips

Yes, I mean. Again, thanks for the question. So, the answer is yes, I mean these accounts that we mentioned there's about five customers about 20 plus instruments. And again, we in discussing with these customers for various reasons. Again, they have definitively said they are not moving forward for now, but in all cases in our discussions, they were all open minded to revisiting implementation, processes, and eventual go live with Pheno. These were strictly related to challenges with COVID in these specific institutions and those challenges run the gamut from multiple furloughs to laboratories just being very, very much overworked, and not having any free time to implement anything, to executive leadership saying "Hey, let's focus only on COVID and nothing else at this time."

Steven Mah

Okay. That's helpful color. And if you can just indulge me with one last question. On the…our check system I think, you had mentioned last time that you guys were pursuing a 510-K is that…is FDA allowing you just to pursue EUA, or two stops you get a 510-K?

Jack Phillips

Oh, yes. No, we're pursuing an EUA, and that's all we need to pursue currently right now, and I would say that's proceeding nicely. We had like a final question over the past couple of days from the FDA, we've responded, provided the data, it was very simple, very simple study that we had to do. We submitted that study over the past 24 hours and the FDA has acknowledged that. So, we are very confident in EUA approval moving forward, given the dialogue that we've had. And then, FI 510(k) will come as the FDA changes as we evolve serology testing as an industry, and that, that will come eventually. We do have our sights in the future on an FDA, just 5K, 10K approval by the way just to be clear.

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Steven Mah

Yes, yes. Okay. That’s fine, if they don’t need to do that. Great. And I appreciate it. Thanks for taking all the questions.

Jack Phillips

Goodbye. Thank you.

Operator

The next question comes from Brian Weinstein of William Blair. Please go ahead.

Andrew

Hi guys. This is Andrew on today. Thanks for taking the questions and for all the color here on the new announcements. Maybe to start on that, Jack, you talked about the each of the four different customers types that these enhancements are targeting, but could you give us color on how you are viewing the different sort of market sizes across those four different customer types.

Jack Phillips

Yes, sure. So, you know again, first, I will start with how we came to the decision of the strategy refresh that we laid out which we couldn’t be more excited about. Our customer feedback has been fantastic, but we actually started by listening to our customers. We have been taking a tremendous amount of feedback from our customers, both from you know our sales reps in the field to actually KOL.

We had very many KOLs, seminars that we put together and got before COVID and we got feedback and this is something we have been working on for since I have been here, in Q4. And so, to your question, the segments, really we are…what we have with the strategy is a strategy now that frankly addresses every opportunity and every customer with rapid AST and the need for rapid AST is universal. The challenge and if you will the pushback have been where we do have challenges is where customers prefer a different idea…different identification.

Typically, those customers, Andrew, are customers that are in a larger higher volume segment and academic center and they have adopted like a MALDI-type platform where they are running a large, large menu…ID menu upwards of, over 1000 identification organisms and then they have, they have high volume and with that they are you know resident to switch to a Pheno ID/AST and so for that segment is where the Pheno AST only really fits the best.

And then the community centers, the standalone mid-tier hospitals, Pheno rapid ID/AST has been, consistently proven out as a really strong tool across the board for both ID and AST. And then the last area I just mentioned is then the PhenoPrep with our own MALDI. That again would be in that segment where customers are seeking a MALDI solution and they want an integrated solution and this is what PhenoPrep with our new partnership with Ascend and then Pheno AST will provide.

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Andrew

Got it. Okay. That’s helpful. So I guess if I am hearing you right, that sort of knocks down all those barriers and adoptions across different institutions so I guess maybe it might be a bit early for this question but anything you can provide with respect to how this might change your expectations for the revenue right here.

Jack Phillips

Yes, so it is…it is early and obviously, we paused guidance Andrew due to COIVD, but I will say again back to your first point about the barriers, the biggest barrier that we’ve run into to date since launching Pheno has been, the customers’ feedback on having choices around ID with…and so we have addressed that again universally and this is the biggest barrier that we can take down at this point and that’s why we are so excited about the strategy.

As far as the opportunity relative to how does this change our revenue trajectory, more to come on that? Again, the sales team is already out marketing this and selling this. Again, as I mentioned, we have got limited access right now but the access that we do have, the feedback has been very, very positive about what…where we are going in the direction of the company.

Andrew

Got it. Okay. And then maybe one more if I could on COVID. Obviously, there has been sort of a lot of news there discussing sort of secondary infections for COVID patients. How are you thinking about or have you seen any evidence out there which supports Pheno’s ability to sort of helping to identify those secondary infections? Thanks for taking the question.

Jack Phillips

Yes, thanks Andrew. Yes, so again, the activity that we’ve had with go-lives since COVID and the activity…we have roughly about 60% of our go-life backlog now that’s actively getting customer…getting live with Pheno. The feedback across the board is they see a value and a couple things with Pheno in a COVID environment and the first thing I would mention is around bed utilization and optimizing those valuable ICU beds and Pheno, obviously, has been proven how to do that. We have many, many publications that speak to that and I would say that’s, that’s the start.

And then as far as secondary infections, clearly, this is the biggest challenge with regard to mortality for patients with COVID or the secondary infections that they acquire and many, many of those infections are viral but some of them actually do or are bloodstream type infections and that’s where Pheno does come into play. More to come on that as well and we have a lot more to learn there as we all learn more about; management of COVID moving forward.

Andrew

Okay. Thanks guys.

Jack Phillips

Thank you.

Operator

The next question comes from Alex Nowak of Craig Hallum Capital. Please go ahead.

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Alex Nowak

Great. Good afternoon everyone. Just a couple of follow-up questions to the new products here. A lot of good stuff was mentioned on the call but could you explain the economics for the Pheno AST test. Just how long that takes to run and can that be connected to a BioFire or something like such as MALDI.

Jack Phillips

Yes, great. Thanks Alex. Thanks for the question. So, a couple of things first of all, the term you mentioned turnaround time. So, Pheno AST the turnaround time will be approximately about eight hours or so, which again, the standard of care as a reminder is about can be upwards of three days. So, that's, that's obviously that, that is the game changer. And then your second question is as what, what systems will this interface with? And the answer is, is it's completely flexible. So, currently, it may be a manual entry. Eventually, we will be interfacing electronically through a, HL7, Middleware type, and type device. So, the answer is yes, if BioFire, GenMark, MALDI, any type of ID will be able to be input into the Pheno. From there, that's when the Pheno will take over with that ID and run the rapid AST test, and then produce results in again approximately eight hours.

Alex Nowak

Okay, got it. And just to confirm it doesn't require a subculture, it just requires the blood culture bottle. And then just the cost of the test?

Jack Phillips

Yes, correct. So, the answer's yes, there's no change in prep or anything like that. And then, as far as the, the cost it will be less than our current, current offering of the…our current IDA AST offering.

Alex Nowak

Okay, got it. And then can you just expand on PhenoPrep how that system works? What the.... maybe just for all intents and purposes help us out? What's the workflow from a sample coming into the lab to get an AST result when using Pheno prep?

Jack Phillips

Yes, so PhenoPrep was developed, due to our…due to our respiratory program. And it is a, it's a sample prep device that that preps the sample. And in this case, we developed it originally for, for respiratory. But as we've known for actually quite a while, and we just haven't deployed it, as we've known for quite a while this is extremely effective as it relates to blood culture as well. And then, specifically for use in conjunction with a, with the MALDI platform where, where ID where MALDI is used for ID. And so today, that workflow and why many customers across the US have MALDI, but many do not use MALDI as a as a rapid ID because the workflow preparation that's required for that sample is long, it's hands...It's a lot of hands on time. And it's, tech heavy.

And so, what PhenoPrep does is automates that, it's about a 5x improvement in workflow. And we from a solution standpoint, it is a workflow solution that where again, it'll be another clear revenue stream for us as well. It'll be a modest sale of an instrument, the instrument will not cost a lot of capital, and then we'll have a modest per test reagent pull through as well. Again, a lot of this happened because of feedback from customers and the customers that we've talked to about this universally love the idea. So, we're real excited about getting this product launch to market.

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Alex Nowak

Well, that's great. And then just one more question on the new products, and then just another question, something separate. But, when will the new products be fully available not just early access, and then do the new products at all change the go-live timing within labs that have been sitting on a Pheno, just that this encouraged them to bring up a system quicker than maybe it was before?

Jack Phillips

Yes. So, timing on launch, we expect to launch the launch PhenoPrep in Q1 of 2021. We have, gosh, we've built 20 systems now already. And, and so we're really often running in the key point there too, is as I mentioned, this is not something we just started developing last week. This is something we've been, it's been in development for quite some time, as long as our respiratory program has, so we're, we're getting very close and ready to go there. And then for AST only Pheno AST only the same, we are actually marketing that product now, talking to customers now. But the actual kit, we expect will be available in Q1 as well. And then, your last point and I just slipped your last. Your last question was on...

Alex Nowak

The impact on go-lives.

Jack Phillips

Oh, yes, thank you. And the impact on go-lives. So, no, the thing I would say about go-lives this doesn't specifically have an impact on go-lives. But I do want to just take, take a chance, I get asked a lot about our go-live program. It is going phenomenally well. Again, granted, many sites are stalled right now due to COVID. But the sites that are active, our program that I've implemented, started on back in Q4 and really kicked-off in Q1 is going extremely well. Examples of Tufts in Boston just went live over the past couple weeks, signed a contract in January. And so, even with COVID and everything that's happened, we're, we're still live, today. So, they just went live last week, in Rochester General the same way, we went live in about five months there. So, I'm really pleased with the results that we're seeing out of our new go-live process that we've implemented.

Alex Nowak

And just in that point, when you went back to the hospitals and made sure they were committed to bringing Pheno live, the hospitals that said, yes, I want to keep a Pheno and we're going to bring it live. Did they end up committing to a date or a drop that date with you?

Jack Phillips

Yes, so some of them have, and those are the ones that are active and those are the ones that we’re working. So, like I said, as I said, as I said before, it was about 40%. But really, since then, it's really now grown to about 60% of our base is active, meaning we're doing something, we're working on the process, the ones that have said, hey, we are still going to go live with Pheno, but just not now. No, mostly those did, those sites did, did not commit a timeline only because, they just don't know when, when is, when is COVID for them? When is the, the workload for them going to lessen to where they can take on, take on new projects? So, we just remained in contact with those sites.

Alex Nowak

Got it, perfect. Well appreciate you out there. Thank you.

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Jack Phillips

Thanks, Alex.

Company Representative

Thanks, Alex.

CONCLUSION

Operator

This concludes both the question-and-answer session, and the Accelerate Diagnostic earnings call. Thank you for attending today's presentation. You may now disconnect.

Accelerate Diagnostics, Inc.

Thursday, August 06, 2020, 4:30 PM Eastern